UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022

Nkarta, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39370	47-4515206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 102 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 582-4923

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKTX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item. 7.01 Regulation FD Disclosure.

On December 5, 2022, Nkarta, Inc. (the “Company”) issued a press release announcing positive updated clinical data from its Phase 1 dose escalation study of NKX019, which such data is discussed in more detail in Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Also on December 5, 2022 and as previously disclosed, the Company hosted a conference call to discuss the foregoing updated clinical data. A copy of the slide presentation used during the Company’s conference call is attached hereto as Exhibit 99.2 and incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 and Exhibit 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be, or be deemed, incorporated by reference in any filings under the Securities Act of 1933, as amended (the “Securities Act”), unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act or the Exchange Act.

Item. 8.01 Regulation FD Disclosure.

On December 5, 2022, the Company announced positive updated clinical data from its Phase 1 dose escalation study of NKX019 as monotherapy to treat patients with relapsed or refractory (“r/r”) B-cell malignancies.

The updated clinical data from the dose escalation portion of the Company’s NKX019 Phase 1 clinical trial demonstrate that NKX019 was well-tolerated across all dose levels evaluated and showed anti-tumor activity (as described below). There were no reports of dose limiting toxicity, cytokine release syndrome (“CRS”) higher than Grade 3, neurotoxicity/ICANS, or graft-versus-host disease in any of the nineteen patients treated to date. Transient myelosuppression, a manageable toxicity common with lymphodepletion, was the most common higher-grade toxicity reported on trial, regardless of relationship to NKX019. Five patients developed fever within eight hours of NKX019 infusion, and each case resolved within 24 hours. The efficacy data demonstrate that eight out of ten patients with non-Hodgkin lymphoma (“NHL”), including large B cell lymphoma (“LBCL”), responded to NKX019 as monotherapy for an overall response rate (“ORR”) of 80% at the 1 billion and 1.5 billion cell dose levels (the “Higher Dose Levels”). Seven of the ten responding patients with NHL in the Higher Dose Levels achieved a complete response (“CR”, 70%). As previously reported, four patients with NHL were treated at the lower dose of 300 million cells with an ORR of 50% and CR of 25%. Of the patients with leukemia treated with NKX019, three with acute lymphocytic leukemia and two with chronic lymphocytic leukemia, none achieved a response. The dose expansion portion of the Phase 1 clinical trial is currently open for enrollment. The dose expansion will investigate NKX019 as monotherapy both in patients with LBCL who have not previously received autologous CD19 CAR T therapy and in those who have previously received such therapy and will also investigate NKX019 as combination therapy with rituximab, an anti-CD20 monoclonal antibody, in patients with r/r NHL.

Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available. The clinical trial program is ongoing, and the final results may be materially different from those reflected in any interim data the Company reports. Further, others, including regulatory agencies, may not accept or agree with the Company’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of the Company in general. In addition, the information the Company chooses to publicly disclose regarding a particular study or clinical trial is typically a summary of extensive information, and others may not agree with what the Company determines is the material or otherwise appropriate information to include in its disclosure, and any information the Company determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or business.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued on December 5, 2022.

99.2	Clinical Program Update Presentation, dated December 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nkarta, Inc.

Date: December 5, 2022	By:	/s/ Alicia Hager
Alicia J. Hager, J.D., Ph.D.
Chief Legal Officer